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                                                                      EXHIBIT 12

                           BESTFOODS AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

($ Millions)                                       FOR THE SIX
                                                   MONTHS ENDED       FOR THE YEARS ENDED DECEMBER 31,
                                                  JUNE 30, 1999       1998          1997          1996         1995           1994

                                                  -------------    ----------     ---------    ----------     --------     ---------
INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                       $  521.3     $  1,021.1     $  704.2     $    880.2     $  654.9     $  446.6

                                                      --------     ----------     --------     ----------     --------     --------
Add (subtract):
    Portion of rents representative
         of interest                                      17.0           33.3         32.2           33.4         25.6         24.6
    Interest on bonds, mortgages
         & similar debt                                   67.4          125.5        100.9           68.4         52.6         50.1
    Other interest                                        34.6           60.7         72.8          100.0         55.7         33.9
    Interest expense included in
         cost of plant construction                       (3.5)          (3.5)        (3.4)          (4.8)        (3.7)        (4.2)
    Income of unconsolidated
         venture                                          --             --           --             --           --            3.9
                                                      --------     ----------     --------     ----------     --------     --------
Income as adjusted                                    $  636.8     $  1,237.1     $  906.7     $  1,077.2     $  785.1     $  554.9
                                                      ========     ==========     ========     ==========     ========     ========

FIXED CHARGES:

    Portion of rents representative
         of interest                                  $   17.0     $     33.3     $   32.2     $     33.4     $   25.6     $   24.6
    Interest on bonds, mortgages
         & similar debt                                   67.4          125.5        100.9           68.4         52.6         50.1
    Other interest                                        34.6           60.7         72.8          100.0         55.7         33.9
                                                      --------     ----------     --------     ----------     --------     --------
                                                      $  119.0     $    219.5     $  205.9     $    201.8     $  133.9     $  108.6
                                                      ========     ==========     ========     ==========     ========     ========

RATIO OF EARNINGS TO FIXED CHARGES                         5.4            5.6          4.4            5.3          5.9          5.1
                                                      ========     ==========     ========     ==========     ========     ========



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